Exhibit 99.1

MEDIA CONTACTS:	INVESTOR CONTACTS:
Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

AVON ELECTS PAUL S. PRESSLER TO BOARD OF DIRECTORS

NEW YORK, N.Y., July 14, 2005 – Avon Products, Inc. (NYSE:AVP) today announced that Paul S. Pressler has been elected to its board of directors, effective July 14. His election increases the number of directors to eleven.

     Mr. Pressler, age 48, is president and chief executive officer of Gap Inc., (NYSE:GPS), a leading specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Forth & Towne and Old Navy brand names. He joined Gap Inc. in September 2002, and was appointed to the company’s board of directors in October 2002. Mr. Pressler has led the company’s turnaround, strengthening its balance sheet, improving operations, returning cash to shareholders and launching a new fourth brand.

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Avon – 2

     Prior to this, Mr. Pressler spent 15 years at The Walt Disney Company, which he joined in 1987. Most recently, he served as chairman of the company’s global theme park and resorts division.

     “We are delighted to welcome Paul to Avon’s board of directors,” said Andrea Jung, Avon’s chairman and chief executive officer. “His outstanding experience building world-class brands at Disney and the Gap will be a significant strategic asset. Paul’s ability to grow a portfolio of brands will help us maximize the benefits of our multiple product lines.”

     Mr. Pressler also serves on the board of directors and executive committee of Big Brothers Big Sisters of America, and previously served on the board of directors of Resources for Children with Special Needs and on the advisory board of the Children Affected by AIDS Foundation. He holds a Bachelor of Science degree in business economics from the State University of New York at Oneonta.

     Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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